Exhibit 11.3

Consent of Independent Auditor

We consent to the use of our report dated April 21, 2022 in Form 1-A, with respect to the consolidated financial statements of Fundrise Growth eREIT VI, LLC, incorporated by reference and to the reference to our firm under the heading “Experts” in the offering statement.

/s/ KPMG LLP

McLean, Virginia

July 8, 2022